Exhibit 3.5

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

APPLIED PRECISION HOLDINGS, LLC

This Second Amended and Restated Limited Liability Company Agreement of Applied Precision Holdings, LLC (the “Company”) is entered into as of March 31, 2005 by and among (i) AP Stock Company (“API”), f/k/a Applied Precision Incorporated, (ii) Donald Snow (“Snow”), Ronald Seubert (“Seubert”) and John Stewart (“Stewart”, and collectively with Snow and Seubert, the “Founders”), (iii) Riverside Fund II, L.P. (“Riverside”), (iv) DRW Venture Partners LP (“DRW”) and (v) each other Person admitted as a Member from time to time and listed on Exhibit A hereto.

RECITALS

A. The Members are currently parties to an Amended and Restated Operating Agreement of the Company dated as of January 18, 2002, as amended by Amendment No. 1 thereto dated as of July 19, 2002 and Amendment No. 2 thereto which was effective as of March 31, 2003 (as amended, the “Original Agreement”)

B. The Original Agreement was entered into in order to provide a vehicle for the ownership, through a subsidiary of the Company, of the assets and business of API pursuant to the Investment Agreement (the “Investment Agreement”) dated January 18, 2002 among the Company, Applied Precision, LLC (“APLLC”), API, the Founders Riverside and DRW, and to establish certain arrangements and agreements among the Company and its Members.

C. The Members have agreed to amend and restate the Original Agreement to accept the rights created pursuant hereto in lieu of the rights granted to the Members under the Original Agreement.

D. Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in Article XI at the end of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, the parties hereto hereby agree as follows:

A. Amendment and Restatement of Original Agreement. Effective and contingent upon execution of this Agreement by the Company, a Majority of Common Members and a Majority of Preferred Members, the Original Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the

Company and each Member hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Members with respect to the matters set forth herein. Each Member waives any applicable notice period, or any defect or noncompliance in connection with any such notice, provided for in the Original Agreement in connection with the matters set forth herein, together with any rights, privileges or preferences set forth in the Original Agreement that are modified or removed by the terms hereof.

ARTICLE I

NAME; BUSINESS; OFFICE, ETC.

Section 1.1. Name; Jurisdiction of Organization. The name of the Company is Applied Precision Holdings, LLC. The Company is a limited liability company organized under the laws of the State of Delaware.

Section 1.2. Business. The character of the business of the Company is to own the assets and assume substantially all of the liabilities of, and conduct the business previously conducted by, API and any other businesses which the Company or any Subsidiary may hereafter acquire in accordance with this Agreement, and to engage in such other activities as are ancillary thereto and permitted for a limited liability company organized in Delaware.

Section 1.3. Office; Records; Agent for Service of Process.

(a) The initial principal office and place of business of the Company shall be located at 1040 12th Ave., N.W., Issaquah, WA 98027-8929.

(b) The initial office of the Company in the State of Delaware and the name and address of the Company’s initial agent for service of process is: The Corporation Trust Company, 1209 Orange Street, City of Wilmington, County of New Castle, 19801.

ARTICLE II

MANAGEMENT

Section 2.1. General. The business and affairs of the Company shall be managed by its Managers (as used herein, “Managers” has the meaning given to it in the Delaware Limited Liability Company Act (the “Act”)) in accordance with the provisions of this Article II.

Section 2.2. Number of Managers. The number of Managers shall be fixed at up to nine.

Section 2.3. Appointment and Removal of Managers. The Managers of the Company shall be appointed as follows:

(a) Common Managers. Three Managers (the “Common Managers”) shall be appointed, and may be removed, by a Majority of Common Members. Each Founder shall have the right to serve as a Common Manager for such time as he continues to own beneficially greater than 12% of the outstanding Common Units; provided, that as long as the Founders collectively own beneficially at least 10% of the aggregate Units they shall have the right to continue to appoint one Common Manager who shall be the Founder owning beneficially the greatest number of Common Units.

(b) Preferred Managers. Three Managers (the “Preferred Managers”) shall be appointed, and may be removed, by a Majority of Preferred Members. The initial Preferred Managers shall be David L. Belluck and Paul C. Craig, each of whom shall have 1.5 votes on all matters to be voted on by the Managers of the Company or by the Preferred Managers voting as a separate class until an additional Preferred Manager is appointed. The Preferred Members shall have the right to continue to appoint Preferred Managers for so long as the Preferred Members collectively own beneficially greater than 10% of the aggregate Units.

(c) Independent Managers. Up to three additional Managers (the “Independent Managers”) may be appointed, and may be removed, by mutual agreement of a Majority of Common Members and a Majority of Preferred Members. Unless so removed, Independent Managers shall serve for one-year terms, renewable by mutual agreement of a Majority of Common Members and a Majority of Preferred Members.

Section 2.4. Notification of Appointments and Removals. Except as otherwise provided in Section 2.5, the appointment of any Manager, or the removal of any Manager, shall be effective only upon written notification thereof given by the Persons that have the right to appoint or remove such Manager to each other Manager and to each other Person that is then entitled to appoint one or more Managers.

Section 2.5. Management Board; Subsidiaries.

(a) Management Board. The Managers shall collectively comprise a Management Board (the “Management Board”). The Management Board shall function in substantially the same manner as a board of directors of a Delaware corporation. All actions by the Company that would require board of directors approval or for which it would be customary, using good corporate practice, to obtain board of director approval if the Company were a Delaware corporation shall require Management Board approval. The Management Board shall act by vote of a majority of the Managers (subject to Section 8.1(a) and the applicable provisions of Article VI). Subject to prior approval of the Management Board where required in accordance with this Subsection, and to the other provisions of this Agreement, each Manager shall have the authority (i) to exercise all the powers and privileges granted by the Act or any other law or this Agreement, together with any powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the business, trade, purposes or activities of the Company and (ii) to take any other action not prohibited under the Act or other applicable law. Without the approval of a Majority of Common Members and a Majority of Preferred Members, the Management Board shall not have committees.

(b) Subsidiaries. Unless waived by a Majority of Common Members and a Majority of Preferred Members, the Company will cause the management committee, management board, board of directors or other similar governing body, as the case may be, and committees thereof of each Subsidiary to have the same composition as those of the Company, as provided in this Article II, and to cause all Subsidiaries to be in compliance with the terms of this Article II as if such Subsidiary were subject to the provisions hereof to the same extent as the Company.

(c) Meetings; Observation Rights.

(i) The Management Board will meet not less often than quarterly. Each Manager shall be given at least seven days prior notice of any meeting and will be permitted to participate in any meeting by telephone. A Majority of the Preferred Members or a Majority of the Common Members may call a meeting of the Management Board.

(ii) Notice and the opportunity to attend and receive minutes of the meetings of the Management Board as well as any materials distributed to the Managers shall be given to one person designated by Landmark Co-Investment Partners IX, L.P. (“Landmark”), but only for such time as Landmark continues to own beneficially greater than 2% of the outstanding Preferred Units. Landmark and its designee agree, upon request of the Company, to provide written assurance, in form and substance reasonably satisfactory to the Company, that they shall observe such confidentiality provisions as may from time to time be adopted by the Management Board. Landmark shall be reimbursed by the Company in connection with any fees, expenses or other costs incurred by Landmark or its designee with respect to or in connection with the exercise of any rights granted pursuant to this section.

(d) Insurance. If requested by a Majority of Common Members or a Majority of Preferred Members, the Company shall maintain in effect a “directors and officers” liability insurance policy covering the Managers in an amount reasonably specified by a Majority of Common Members and a Majority of Preferred Members.

Section 2.6. Officers. The Company may have such officers as are appointed from time to time by the Management Board, each of whom shall, unless otherwise directed by the Management Board, have the powers normally associated with such officers of a Delaware corporation.

Section 2.7. Members. Except as otherwise expressly set forth herein, the Members, as such, shall have no authority to act for the Company or to exercise any of the powers of the Act.

ARTICLE III

MEMBERS; CAPITAL; UNITS;

LIMITED LIABILITY

Section 3.1. Members. The name and address of each Member is set forth on Exhibit A hereto. Exhibit A may be amended by the Management Board to reflect the admission of a new Member in accordance with this Agreement or to reflect a change in the address of any Member upon notice from such Member of a change of address of such Member. The version of Exhibit A attached hereto amends and restates the prior version of Exhibit A in its entirety.

Section 3.2. Capital and Units.

(a) Initial Capital Contributions. The capital contributions (the “Capital Contributions”) of the Members and the number of Units (or other interests) of each class in the Company held by the Members are set forth in a separate Register of Capital Contributions and Unit Ownership (the “Register”) maintained by the Management Board. The classes of interests shall be Preferred Units, Common Units, Preferred Incentive Units, Common Incentive Units, Second Senior Preferred Units and the right to receive the First Senior Preferred and the First Senior Preferred Return. The Capital Contributions made by the Members and the date of such contributions are as set forth in the Register attached hereto as Exhibit F. Without limiting the distributions provided for in Article V, no interest shall accrue on any contributions to the capital of the Company. For the avoidance of doubt, the Second Senior Preferred (as defined in the Original Agreement) is now denominated in units as the Second Senior Preferred Units in this Agreement.

(b) Issuance of Appreciation Rights and Equity Incentives to Employees.

(i) General. In connection with the hiring and retention of employees of the Related Companies, the Company may issue appreciation rights and/or equity incentives to employees of the Related Companies, as determined from time to time by the Management Board, subject to the provisions of any agreements or arrangements relating to the issuance, vesting, forfeiture or repurchase of such appreciation rights and equity incentives that may be adopted by the Company from time to time.

(ii) Preferred and Common Incentive Units. 500,000 Preferred Incentive Units and 1,100,000 Common Incentive Units are hereby authorized and reserved for issuance on the terms and conditions provided herein and as may be provided by the Management Board, subject to the provisions of any agreements or arrangements relating to the issuance, vesting, exercise, forfeiture or repurchase of such appreciation rights and equity incentives that may be adopted by the Company from time to time;

provided, however that no Incentive Unit or option to acquire an Incentive Unit, or agreement or arrangement relating thereto, may be issued, granted or adopted without the prior approval of either (a) a Majority of Preferred Members and a Majority of Common Members, or (b) a majority of the Management Board, including Mr. Belluck (provided if Mr. Belluck is no longer a Preferred Manager, such majority must include all Preferred Managers).

(iii) Rights of Option Holders. Until the exercise of an option to acquire an Incentive Unit, an Incentive Unit option holder shall have no rights as a Member of the Company, other than the rights set forth in Section 9 hereof; provided, however, an Incentive Unit option holder shall at all times be subject to the restrictions and obligations set forth in Section 8 hereof.

(iv) Repurchase of Incentive Units. The Company shall promptly notify the Management Board any time the Company has a repurchase right with respect to an Incentive Unit. If any member of the Management Board so requests, and a Majority of Preferred Members consents, the Company shall exercise any repurchase right it has with respect to an Incentive Unit in the event that (A) at the time of the event triggering the Company’s repurchase right, the repurchase price for such Incentive Unit is less than the fair market value of such Incentive Unit (as determined in good faith by the Management Board) or (B) the request comes from a Preferred Manager (provided, however, in the event the repurchase is from a Preferred Manager or entity affiliated with a Preferred Manager, a Majority of the Common Members must approve such repurchase). Notwithstanding anything to the contrary herein, no additional consent of the Members holding Common Units or other Units shall be required in connection with any such repurchase effected pursuant to this provision.

Section 3.3. Recordation of Issuance of Additional Units. In connection with the issuance of Units in accordance with this Agreement, the Management Board shall amend Exhibit A hereto and the Register to reflect the rights and interests of the additional interests issued, including the Capital Contributions associated therewith, the admission of additional Members, and the increase in the Capital Contributions and/or interests of existing Members, in connection with such issuances.

Section 3.4. Issuance of Additional Interests; Right of First Offer.

(a) Notice and Offer. The Company will give each Qualified Member at least 20 days prior written notice of any proposed sale or issuance by the Company of any equity interest in the Company, except for Exempt Issuances (as hereinafter defined). Such notice will identify the interests to be issued, the approximate date of issuance, and the price and other material terms and conditions of the issuance. Such notice will also include an offer (the “Offer”) to transfer to each Qualified Member such Member’s Proportionate Percentage (as hereinafter defined) of such interests (the “Offered Interests”) at the price and on the other terms as are proposed for such sale or issuance, which Offer by its terms shall remain open for a period of 20 days from the date of receipt of such notice and which offer may be accepted by any such Qualified Member in such Member’s sole discretion. The Offer will also specify each Qualified Member’s Proportionate Percentage.

(b) Acceptance by Qualified Members. Each Qualified Member shall give notice to the Company of such Member’s intention to accept an Offer prior to the end of the 20-day period of such Offer, setting forth the portion of the Offered Interests which such Member elects to purchase (the “Notice of Acceptance”). In the Notice of Acceptance, the Qualified Member shall also specify the maximum number of additional Offered Interests that the Qualified Member will subscribe for if any other Qualified Member fails to subscribe for its Proportionate Percentage of the Offered Interests. Each Qualified Member shall be entitled to purchase Offered Interests that are not subscribed for in the same proportion (excluding the portion held by such Qualified Member) in which they were initially entitled to purchase the Offered Interests, up to the maximum amount specified by such Qualified Member for the purchase of additional Offered Interests.

(c) Qualified Member Closing. Within 20 days after the Company has given notice under Subsection (a), the Qualified Members shall purchase from the Company, and the Company shall sell to the Qualified Members, the Offered Interests subscribed for by the Members at the price and on the terms specified in the Offer, which shall be the same price and terms at which all other persons or entities acquire such interests in connection with such sale or issuance.

(d) Third Party Closing. If the Qualified Members do not subscribe for all of the Offered Interests, the Company shall have 90 days from the end of the foregoing 20-day period, to sell all or any part of such Offered Interests as to which Qualified Members have not accepted an Offer to any other persons or entities, at a price and on terms and conditions which are no more favorable to such other persons or entities or less favorable to the Company than those set forth in the Offer. Any Offered Interests not purchased by the Qualified Members or other Persons in accordance with Subsections (c) and (d) may not be sold or otherwise disposed of until they are again offered under the procedures specified in this Section.

(e) Proportionate Percentage. As used herein, the “Proportionate Percentage” of a Qualified Member means a fraction of which (i) the numerator is the number of Units held by such Qualified Member, and (ii) the denominator is the number of Units held by all Qualified Members. For purposes of Section 3.4, API’s Proportionate Percentage shall be deemed to be zero, and each Founder’s Proportionate Percentage shall be a fraction of which (i) the numerator is the number of Units held by API attributable to such Founder (in accordance with such Founder’s pro rata interest in API as determined without inclusion of any unexercised options for shares of stock in API) and (ii) the denominator is the number of Units held by all Qualified Members.

(f) Exempt Issuances. As used herein, “Exempt Issuances” means (i) the grant of options to purchase interests in the Company and/or the issuance of interests in the Company to employees of or consultants to any Related Company, or persons who were employees or consultants when such options were granted, or their permitted successors or assigns, (ii) the sale by the Company or any successor to the Company of securities in the Public Offering (as hereinafter defined), (iii) the issuance of interests in the Company upon conversion or exercise of interests in the Company or options or other rights to acquire such interests as to which each Qualified Member was offered the opportunity to purchase such Member’s Proportionate Percentage under this Subsection or as to which the Qualified Members were not required to be offered such opportunity hereunder, and (iv) the issuance of any interests in the Company which Riverside, API, the Founders and their respective affiliates elected not to acquire, and any interests issuable upon exercise or conversion thereof.

Section 3.5. Reduction of Common Units held by API. Certain employees of the Company, other than the Founders, hold stock of API or options to acquire stock of API, which stock or options are subject to vesting or forfeiture in whole or in part. The fully-diluted ownership of API is set forth on Exhibit B hereto. To the extent that after the date hereof the interest of any such employee (whether through owned stock or options) in API is reduced as a result of forfeiture or otherwise for nominal cost or no consideration, the number of Common Units held by API shall thereupon be deemed to be reduced to the product obtained by multiplying (a) the number of Common Units held by API on the date hereof by (b) a fraction of which (i) the numerator is the number of fully-diluted shares of API stock outstanding after any such reduction (without regard for any shares or options not set forth on Exhibit B) and (ii) the denominator is the number of fully-diluted shares of API stock as set forth on Exhibit B. To the extent that the interest of any such employee is reduced using funds provided by the Company, the Company shall be deemed to have distributed such funds to API and API’s interest shall thereupon be reduced in the manner described in the preceding sentence; provided that with respect to any reduction of the interest of any employee in API, a Majority of Preferred Members may require that the Company distribute funds to API in connection therewith. Notwithstanding the foregoing, no adjustment pursuant to this Section 3.5 shall occur in connection with the issuance of Common Incentive Units and Preferred Incentive Units or any reduction of any employee interest in API occurring prior to the date hereof.

Section 3.6. Limited Liability of Members, Managers and Founders.

(a) Limitation of Liability. The liability of the Members for the losses, debts and obligations of the Company shall be limited to their respective Capital Contributions, and no Member shall be obligated to the Company for any amount in excess of such Member’s Capital Contribution; provided, however, that under applicable law, the Members may under certain circumstances be liable to the Company to the extent of previous distributions made to them if the Company does not have sufficient assets to discharge its liabilities. No Member shall have any liability to restore any negative balance in such Member’s Capital Account. In no event shall any Member or Manager be personally liable for any liabilities or obligations of the Company.

(b) No Liability of the Founders. Each of the parties acknowledges and agrees that the Founders are executing this Agreement solely with respect to the rights individually granted to them pursuant to Section 3.4 hereof, and shall not by execution hereof be deemed to have assumed, as between the Members or with respect to any outside third party having dealings with the Company, any liability as a member of the Company.

Section 3.7. Requirement to Sign Agreement. Notwithstanding anything to the contrary contained in this Agreement, no Person shall acquire any Unit, whether by purchase from a Member, issuance by the Company or otherwise, unless such Person first becomes a signatory to this Agreement as a Member, agreeing to be bound by all the terms of this Agreement.

ARTICLE IV

CAPITAL ACCOUNTS AND ALLOCATIONS

Section 4.1. Capital Accounts. The Company shall maintain a capital account for each Member (a “Capital Account”) in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv). Without limiting the foregoing, the provisions of Treasury Regulation Sections 1.704-1(b)(2)(iv)(d) and (g), related to the treatment of property contributed to a Company by a Member, are incorporated herein by reference.

Section 4.2. Profits and Losses, Generally. Subject to Section 4.3, the net profits and net losses of the Company as determined for book purposes shall be allocated in such a manner as to adjust the Capital Accounts of the Members as nearly as possible to equal the amounts to which the Members would be entitled under Subsection 5.1(f) if distributions thereunder were not limited to Capital Accounts (the “Target Amount”). In the fiscal year in which the Company sells or otherwise disposes of substantially all of its assets (and in the prior fiscal year, if directed by a Majority of Preferred Members), if the net profits of the Company are insufficient to allow the Capital Accounts of the Members holding the First Senior Preferred, the Second Senior Preferred Units, Preferred Units or Common Units to be adjusted to their respective Target Amounts, then items of gross income shall be specially allocated (a) first, to the holders of the First Senior Preferred, (b) second, to the holders of the Second Senior Preferred Units, (c) third, to the holders of Preferred Units, (d) fourth, to the holders of Common Units to the extent necessary to cause their Capital Accounts to be equal to their Target Amounts, (e) fifth, to the holders of Preferred Incentive Units to the extent necessary to cause their Capital Accounts to be equal to their Target Amounts and (f) sixth, to the holders of Common Incentive Units to the extent necessary to cause their Capital Accounts to be equal to their Target Amounts. In the case of special allocations contemplated by the foregoing clauses (c) and (d), such allocations shall consist first of capital gain and then, if necessary, of ordinary income. In the case of special allocations contemplated by the foregoing clauses (a), (b), (e) and (f), such allocations shall consist first of capital gain (if after giving effect to the preceding sentence there remains sufficient capital gain to be allocated and in no case shall the allocation contemplated by this sentence reduce the amount of capital gain available to be allocated pursuant to the preceding sentence) and then, if necessary, of ordinary income. It is the intention of the Members that the allocations pursuant to this Article IV be made in such manner as will have substantial economic effect or otherwise be in accordance with the Members’ interest in the Company in accordance with Treasury Regulations Section 1.704-1(b) and 1.704-2. Without limiting the foregoing, the provisions of such Regulations regarding “partner nonrecourse deductions,” “nonrecourse deductions,” limitations imposed on the deficit balance in a Member’s capital account and “qualified income offset,” “partnership minimum gain,” and “partner nonrecourse debt minimum gain,” as such terms are defined in Regulation Sections 1.704-2(i)(1), 1.704-2(b)(1), l.704-1(b)(2)(ii)(d), 1.704-2(b)(2) and 1.704-2(i)(2), respectively, are incorporated herein by reference, and shall apply to the Members in such Member’s capacity as a Member of the Company for Federal income purposes. In the event of a distribution to the Members, the determination of whether such distribution is allocable to the proceeds of a nonrecourse liability shall be made under any reasonable method permitted pursuant to Regulation Section 1.704-2(h)(2) that is selected by the Management Board (with the approval of a Majority of Common Members and Majority of Preferred Members).

Section 4.3. Allocations.

(a) The Company shall, except to the extent such item is subject to allocation pursuant to Subsection (b) below, allocate each item of income, gain, loss deduction and credit as determined for Federal and other income tax purposes (a “Tax Item”) in the same manner as such item was allocated for Capital Account purposes.

(b) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, the Tax Items with respect to any property contributed to the capital of the Company or any property whose value is reflected on the books of the Company used to calculate the balances in the Capital Accounts at a value that differs from the adjusted tax basis of such property shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and the agreed fair market value of such property pursuant to such method as is permitted by the Treasury Regulations promulgated under Section 704(c) of the Code and is selected by the Tax Matters Partner, with the approval of a Majority of Preferred Members and a Majority of Common Members. Allocations pursuant to this Subsection (b) are solely for purposes of Federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account.

ARTICLE V

DISTRIBUTIONS

Section 5.1. Distributions; Timing. The Members shall be entitled to receive distributions from the Company only at the following times:

(a) Distributions Prior to Termination of Company. Not later than five (5) days before the due date for each federal quarterly estimated income tax payment by a calendar year individual taxpayer, the Company shall distribute to the Members an aggregate amount equal to 42.5% of the taxable income of the Company since the beginning of the taxable year (or in the case of a payment due on January 15, all of the prior taxable year), less the amount of any prior distributions pursuant to this Subsection to such Members with respect to such taxable year (or in the case of a payment due on January 15, the prior taxable year); provided that such percentage shall be the same for each such Member and may be increased or decreased with respect to all Members by the Management Board (with the approval of a Majority of Common Members and Majority of Preferred Members), and provided further that such percentage may be increased or decreased or separate percentages may be applied to different classes of income by the Management Board (with the approval of a Majority of Common Members and Majority of Preferred Members). In addition, not later than April 10 of each calendar year, the Company shall distribute to the Members the excess, if any, of 42.5% of the taxable income of the Company for the preceding taxable year, less the sum of the prior distributions with respect to such prior taxable year made pursuant to this Subsection. Such distributions shall be made to the Members in the same proportions as the taxable income of the Company is allocated to them with respect to such taxable year or portion thereof. This Subsection shall not apply to taxable income arising from (i) a sale or exchange of Units by a Member, (ii) the sale of all or any substantial portion of the assets or Units of the Company (except to the extent any distributions to the Members made in connection with the sale of one or more of the Company’s business units, divisions or product lines are insufficient to allow the Members to pay taxes in connection with such sale) or (iii) the Senior Preferred Return (as defined in Section 5.2).

(b) Interim Distributions. The Company may make other distributions in accordance with the priorities set forth in Section 5.2 at such times and in such amounts as may be agreed upon by a Majority of Preferred Members and a Majority of Common Members, except as provided below. The parties acknowledge that a Majority of Preferred Members and a Majority of Common Members intend to agree in good faith upon the distribution of proceeds from a sale of the Company’s business units, divisions or product lines, other than a sale in accordance with Section 8.1, subject to the acknowledgement by the holders of the Preferred Units of the commitments that have been made with respect to the payment in full of the Senior Preferred and the Senior Preferred Return prior to any distribution being made by the Company to the holders of Preferred Units. Following a sale in accordance with Section 8.1, distributions shall be made (i) to the extent required to pay any then remaining amounts of the Senior Preferred and the Senior Preferred Return, and (ii) thereafter as required by a Majority of Preferred Members, in each case in accordance with the provisions of this Agreement.

(c) Distributions in Connection with Termination of Employment. Certain additional amounts may be distributed as contemplated by, and in accordance with, Sections 3.5 or 6.13.

(d) Distributions in Connection with API Operating Expenses. The Company shall make distributions from time to time to API in the amount necessary for API to pay on a timely basis its normal and customary out-of-pocket operating costs and expenses incurred in the ordinary course of business (such as corporate filing fees, option program administrative costs and other similar items).

(e) Distributions in Connection with the Senior Preferred.

(i) First Senior Preferred and First Senior Preferred Return. Subject to any applicable covenants contained in credit agreements to which the Company or any Related Company is a party and to the prior payment of amounts required to be paid under Subsection (a) above, beginning on the first day following the effective date of this Agreement the Company shall make monthly distributions to API in an amount equal to the accrued and unpaid First Senior Preferred Return (as defined in Section 5.2). The First Senior Preferred will be distributed to API in accordance with the following terms:

(A) The net cash proceeds of any equity financing (other than the Public Offering which is covered in Section 9.2 hereof)) received by the Company or any Related Company will be applied to pay the First Senior Preferred.

(B) The First Senior Preferred will be paid in installments of $500,000 or more at any time that each of the following is true: (1) the Company or a Related Company has sufficient availability (borrowing base greater than amounts borrowed) to permit borrowing and payment of at least $500,000 of the First Senior Preferred per distribution; (2) during the 120 days prior to the distribution, the amount of the distribution would not have caused the Company or a Related Company to have borrowing availability of less than $1 million; (3) during the 150 days after the distribution, the amount of the distribution will not cause the Company or a Related Company to have borrowing availability of less than $2 million, based upon a forecast to be prepared by APLLC’s Chief Financial Officer and approved by the Management Board; and (4) the distribution will not cause any other violation of bank covenants during the forecast period of 150 days following the distribution. The determinations required to be made under the foregoing sentence will be made as of the last day of each calendar quarter and will be determined within 30 days following the end of such calendar quarter.

(C) The First Senior Preferred and First Senior Preferred Return will also be paid at any time when directed by a Majority of the Preferred Members.

(ii) Second Senior Preferred Units. Subject to any applicable covenants contained in credit agreements to which the Company or any Related

Company is a party and to the prior payment of amounts required to be paid under Subsection 5.1(a) and Subsection 5.1(e)(i), beginning on the first day of the calendar quarter following the effective date of this Agreement, the Company shall make quarterly distributions to API in an amount equal to the accrued and unpaid Second Senior Preferred Unit Return (as defined in Section 5.2). The Members acknowledge that it is their intention, at such time as they in good faith agree that it is in the Company’s best interest to do so, and without adversely affecting the Company or its business, to refinance the Company’s and its subsidiaries’ existing senior indebtedness with other senior indebtedness, on customary and reasonable terms, so as to enable the Company to distribute the Second Senior Preferred Units and the Second Senior Preferred Unit Return. In addition, subject to the prior payment of the First Senior Preferred and First Senior Preferred Return, the Second Senior Preferred Units and Second Senior Preferred Unit Return will also be paid at any time when directed by a Majority of Preferred Members.

(f) Distributions on Termination of Company. Upon the termination of the Company, the Company shall first promptly pay or make provision for the payment of all of the liabilities of the Company, including the establishment of such reserves as the Management Board shall reasonably determine (with the approval of a Majority of Common Members and Majority of Preferred Members) to be required in order to provide for contingent liabilities, and shall then distribute all remaining assets to the Members in accordance with Section 5.2 below; provided that no Member may receive a distribution in excess of its Capital Account.

Section 5.2. Priority of Distributions. Except as set forth in Subsections 5.1(a), 5.1(c), 5.1(d) and 5.1(e) above, distributions shall be made in the following order and priority:

First:	to API until it has received aggregate distributions equal to (a) $5,600,000 (the “First Senior Preferred”) and (b) an 8% annual cumulative return on the unreturned balance of such amount (the “First Senior Preferred Return”).

Second:	to API until it has received aggregate distributions equal to the aggregate number of Second Senior Preferred Units multiplied by $1.00 with each such Second Senior Preferred Unit receiving an 11% annual cumulative return on the unreturned balance of such amount (the “Second Senior Preferred Unit Return” and, together with the First Senior Preferred Return, the “Senior Preferred Return”).

Third:	to the Members that hold Preferred Units, pro rata in proportion to the number of Preferred Units held by each, until there has been distributed in respect of each Preferred Unit under this clause Third an amount equal to $1.00.

Fourth:	(a) 10% to the Members that hold Common Units, pro rata in proportion to the number of Common Units held by each, and (b) 90% to the Members that hold Preferred Units until there has been distributed under this clause Fourth in respect of each Preferred Unit an amount equal to a 12.5% internal rate of return, compounded annually, on the amount specified in clause Third, taking into account the date or dates on which such Preferred Units were issued and distributions were made, such distributions to be made pro rata among the Preferred Units based on the amount the holder thereof would need to achieve the foregoing rate of return thereon;

Fifth:	to API, payable only in or after the year in which the Company sells substantially all of its assets, one-half of the aggregate amount determined by the following sequence of operations for each taxable year: (a) (i) the excess of the taxable income allocable in respect of the Units as to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company (ii) multiplied by a fraction of which the numerator is the number of Units then held by API (including its transferees of Common Units) and the denominator is the number of then outstanding Units, less (iii) the excess of the taxable income allocable to API (including its transferees of Common Units) in respect of its Common Units with respect to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company allocated to API (including its transferees of Common Units) (b) multiplied by the maximum Federal long term capital gains tax rate then generally in effect for individuals (the “Capital Gain Rate”) and (c) divided by one minus the Capital Gain Rate;

Sixth:	(a) 8% to the Members that hold Common Units, pro rata in proportion to the number of Common Units held by each, (b) 20% to Members holding Preferred Incentive Units pro rata in proportion to the number of Preferred Incentive Units held by each, except that the amount distributed pursuant to this clause (b) shall not exceed an amount per Preferred Incentive Unit equal to 50/160 of 50% of the amount per Preferred Unit distributed to the holders of Preferred Units under clauses Third through Seventh of this Section 5.2, and (c) 72% to the Members that hold Preferred Units until there has been distributed under this clause Sixth in respect of each Preferred Unit (including any distributions previously made under clause Fourth) an amount equal to a 25% internal rate of return, compounded annually, on the amount specified in clause Third, taking into account the date or dates on which such Preferred Units were issued and such distributions were made, such distributions to be made pro rata among the Preferred

Units based on the amount the holder thereof would need to achieve the foregoing rate of return thereon;

Seventh:	to API, payable only in or after the year in which the Company sells substantially all of its assets, the aggregate amount determined by the following sequence of operations for each taxable year: (a) (i) the excess of the taxable income allocable in respect of the Units as to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company (ii) multiplied by a fraction of which the numerator is the number of Units then held by API (including its transferees of Common Units) and the denominator is the number of then outstanding Units, less (iii) the excess of the taxable income allocable to API (including its transferees of Common Units) in respect of its Common Units with respect to which there was a distribution under Subsection 5.1(a), over the amount of such distribution, plus the amount of tax-exempt income of the Company allocable to API (including its transferees of Common Units) (b) multiplied by the Capital Gain Rate, (c) divided by one minus the Capital Gains Rate and (d) less the amount distributed under Clause Fifth;

Eighth
(Part A):	100% to Members holding Option Units distributed as follows:

first, to the Common Incentive Units pro rata in proportion to the number of Common Incentive Units held by each until there has been distributed in respect of each Common Incentive Unit under this clause Eighth—Part A an amount equal to the amount per unit distributed to the holders of the Preferred Incentive Units in clause Sixth (such amount being referred to as the “Initial Preferred Option Amount”);

second, to the Common Incentive Units and Preferred Incentive Units pro rata in proportion to the number of Common Incentive Units and Preferred Incentive Units held by each until there has been distributed in respect of each Common Incentive Unit pursuant to this clause Eighth—Part A an amount equal to 50% of the distributions made in respect of a Preferred Unit under clauses Third through Seventh;

Eighth
(Part B):	(a) 7.5% to the Members that hold Preferred Units, pro rata in proportion to the number of Preferred Units held by each,

(b) 67.5% to the Members that hold Common Units pro rata in proportion to the number of Common Units held by each until there has been distributed under this clause Eighth—Part B in respect of each Common Unit (including any distributions previously made under clause Fourth, Fifth, Sixth, Seventh and Eighth—Part A) an amount equal to (i) $1.00 plus (ii) the aggregate distributions made in respect of each Preferred Unit under clauses Fourth and Sixth and Eighth—Part A, and

(c) 25% in the aggregate to Members holding Common Incentive Units and Preferred Incentive Units pro rata in proportion to the number of Common Incentive Units and Preferred Incentive Units held by each.

Ninth:	(a) 40% to the Members that hold Preferred Units, pro rata in proportion to the number of Preferred Units held by each, (b) 35% to the Members that hold Common Units pro rata in proportion to the number of Common Units held by each, and (c) 25% in the aggregate to Members holding Common Incentive Units and Preferred Incentive Units pro rata in proportion to the number of Common Incentive Units and Preferred Incentive Units held by each.

All percentages payable to Preferred Incentive Units and Common Incentive Units in this Section 5.2 assume a number of Preferred Incentive Units and Common Incentive Units outstanding equal to the 500,000 Preferred Incentive Units and 1,100,000 Common Incentive Units initially reserved for issuance pursuant to this Agreement. If fewer Preferred Incentive Units and/or Common Incentive Units are outstanding (or deemed outstanding pursuant to Section 9.3 hereof) on the date of a distribution, the percentages payable to the Preferred Incentive Units and/or Common Incentive Units, as the case may be, shall be proportionately adjusted. For example, if on the date of a distribution made pursuant to this Section 5.2 only 80% of the original total number of Preferred Incentive Units were outstanding for any reason (such as departures of employees from the Company or any subsidiary of the Company or the failure to grant all such options) then at Level Sixth above, the Preferred Incentive Units would receive 16% (80% of the originally targeted 20%), the Preferred Units would receive 75.6% and the Common Units would receive 8.4%. In connection with a Sale of the Company or Public Offering (as defined below), certain options to acquire Preferred Incentive Units or Common Incentive Units may be treated as exercised for purposes of this Section 5.2, as specified in subsequent Sections of this Agreement.

Section 5.3. Withholding Against Distributions. The Company shall have the right to withhold from any distribution to a Member the amount of any U.S. Federal, state, local or foreign tax required by the taxing jurisdiction imposing the same to be withheld from Company distributions, and any amount so withheld and paid over to such taxing jurisdiction shall be treated, for all purposes under this Agreement, as if it had been distributed to such Member.

Section 5.4. Excess Distributions; Limit on Distributions for Units Not Vested. The amount of any distributions that are made to a Member with respect to Units that are forfeited to or repurchased by the Company upon a failure to “vest” (pursuant to an Equity Agreement or other applicable agreement between such Member and the Company) shall be offset against future distributions to be paid to such Member. In the event that the Company determines that the amount of future distributions is insufficient to offset fully the excess distribution, the Member (including any former Member) shall refund the remaining amount of the excess distribution to the Company.

In addition, at the direction of a Majority of Preferred Members, distributions in respect of Units that are not yet vested or that may be subject to a right of forfeiture or repurchase for less than fair market value (or at cost) shall be withheld by the Company and distributed to such holder only upon the vesting or lapse of such forfeiture right. Any such amounts not so distributed will become unencumbered assets of the Company.

Section 5.5. Example of Distributions. Attached hereto as Exhibit E is an example illustrating the parties understanding of the distributions provided for in this Article V.

ARTICLE VI

COVENANTS

The Company will comply with each of the following covenants:

Section 6.1. Reports. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will furnish to each Qualified Member the following reports:

(a) Monthly Reports. As soon as available and in any event within 30 days after the end of each fiscal month of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of operations, members’ capital and cash flows for such period and for the portion of the Company’s fiscal year ended on the last day of such month, in each case setting forth in comparative form the corresponding figures for the same period and portion of the next preceding fiscal year and of the current Budget (as hereinafter defined), all in reasonable detail specifying the results of each business unit and/or product grouping and certified by the Company’s chief financial officer to have been prepared in accordance with generally accepted accounting principles, subject to year-end and audit adjustments.

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each fiscal quarter of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such period and the related consolidated and consolidating statements of operations, Members’ capital and cash flows for such period and for the portion of the Company’s fiscal year ended on the last day of such quarter, in each case setting forth in comparative form the corresponding figures for the same period and portion of the next preceding fiscal year and of the current Budget, all in reasonable detail specifying the results of each business unit and/or product grouping and certified by the Company’s chief financial officer to have been prepared in accordance with generally accepted accounting principles, subject to year-end and audit adjustments.

(c) Annual Reports. As soon as available and in any event within 120 days after the end of each fiscal year of the Company, consolidated and consolidating balance sheets of the Company and its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income, Members’ capital and cash flows for such year, in each case setting forth in comparative form the corresponding figures for the next preceding fiscal year and of the current Budget, all in reasonable detail specifying the results of each business unit and/or product grouping and accompanied by the report on such consolidated financial statements of an independent certified public accountants selected by the Management Board, with the approval of two Preferred Managers and two Common Managers.

(d) Management Narrative. At the time of delivery of the financial statements referred to in clauses (b) and (c) above, a management narrative report explaining all significant variances from forecasts and all significant current developments concerning the Company and its Subsidiaries.

(e) Audit Reports. As promptly as practicable and in any event within five days after receipt thereof, copies of all reports (including, without limitation, audit reports and so-called management letters) or written comments submitted to the Company or any of its Subsidiaries by independent certified public accountants or other management consultants in connection with each annual, interim or special audit in respect of the financial statements or the accounts or the financial or accounting systems or controls of any Related Company made by any such accountants or other management consultants;

(f) Budget. At least 30 days prior to the beginning of each fiscal year of the Company, the Company will prepare and submit to the Management Board for approval (which approval will require the approval of at least two Common Managers and two Preferred Managers) a monthly and annual operating plan and budget, including balance sheet projections, covenant compliance calculations for all outstanding and projected indebtedness, cash flow projections and profit and loss projections for the Company and its Subsidiaries, all in reasonable detail (collectively, as so approved, and including the 2002 fiscal year budget attached as Exhibit C hereto, the “Budget”). The Company will not make material changes to the Budget without the prior approval of the Management Board (including the approval of two Common Managers and Preferred Managers).

(g) Securities Filings, Etc. As promptly as practicable and in any event within five days after the same are available, copies of (i) all press releases issued by any Related Company, and all notices, proxy statements, financial statements, reports and documents as any Related Company will send or make available generally to its equity holders (other than the Company, in the case of any Subsidiary) or to financial analysts, and (ii) all periodic and special reports, documents and registration statements which any Related Company furnishes or files, or any officer or director of any Related Company furnishes or files with respect to any Related Company, with the Securities and Exchange Commission (the “SEC”) or any securities exchange.

(h) Material Adverse Changes. As promptly as practicable and in any event within five days after any officer of the Company obtains knowledge of the existence of any condition or event which has resulted in, or could reasonably be expected to result in, a material adverse change (including, without limitation, the filing of any material litigation against or the commencement of any proceeding or investigation involving any Related Company) in the business, assets, condition (financial or otherwise) or prospects of any Related Company, written notice specifying in reasonable detail the nature of such condition or event and what action the Related Company proposes to take with respect thereto.

(i) Other Information. Such other information relating to the Company or its Subsidiaries as from time to time may be requested.

Section 6.2. Inspection. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will permit any Qualified Member, on reasonable notice, to visit and inspect any of the properties of any Related Company, to examine their books, records and other materials relating thereto (and to make copies thereof and take extracts therefrom) and to discuss its and their affairs, finances and accounts with, and to be advised as to the same by, its and their officers, employees, counsel and independent certified public accountants.

Section 6.3. Existence. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will, and will cause each Subsidiary to, maintain its limited liability company or corporate existence, as the case may be, foreign qualifications, and all rights, permits, licenses and authorizations material to its business.

Section 6.4. Compliance with Budget. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will, and will cause each of its Subsidiaries to, use all reasonable efforts to operate in all material respects in accordance with the Budget for each fiscal year.

Section 6.5. Venture Capital Compliance. Riverside (and any other Member to which this provision is legally applicable) will be permitted to consult on a regular basis with the Related Companies’ management with respect to the business and affairs of the Related Companies and, if requested by such Member, exercise other “management rights” as may reasonably be necessary to qualify the securities of the Company owned by any such Member as a “venture capital investment” within the plan asset regulations under ERISA (Department of Labor Regulation 2510.3-101). The Company will not take any action that would cause it, by virtue of its corporate Subsidiaries, to cease to be “operating companies” within the meaning of such regulations.

Section 6.6. No Conflicting Agreements. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit its Subsidiaries to, take any action, enter into any agreement or make any commitment which would conflict or interfere in any way with the obligations to API, the Common Members or the Preferred Members under this Agreement, the Investment Agreement, the Management Agreement or the Registration Rights Agreement, including without limitation the obligation to make distributions under Subsection 5.1(a).

Section 6.7. Insurance. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will, and will cause each Subsidiary to, have in full force and effect (a) adequate insurance on all assets and activities of a type customarily insured, covering property damage and loss of income by fire or other casualty, and (b) adequate insurance protection against all liabilities, claims and risks, including without limitation employee practices, against which it is customary for companies similarly situated as the Company and the Subsidiaries to insure.

Section 6.8. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

Section 6.9. Affiliate Transactions. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to buy, sell or lease any assets, borrow or lend any money, or deal with or enter into any other transactions or agreements with any stockholder, member, officer, director or manager or any relative or Affiliate of any of the foregoing, other than (a) as expressly contemplated by this Agreement, Investment Agreement, the Management Agreement, the Employment Agreements, the Registration Rights Agreement or any other agreement contemplated hereby or (b) those that are (i) fully disclosed in advance to the Management Board, (ii) on terms no less favorable to the Company or any Subsidiary than could have been obtained from an unaffiliated third party, and (iii) approved by a disinterested majority of the Management Board, including (A) at least two Preferred Managers, if the transaction or agreement is not with Riverside or its Affiliates or (B) at least two Common Managers, if the transaction or agreement is with Riverside or its Affiliates.

Section 6.10. Amendments to Charter, Etc. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not permit any Subsidiary to, amend its charter, bylaws, limited liability company agreement or other similar organizational agreement or document.

Section 6.11. Mergers, Dispositions, Etc. Subject to Section 8.1 hereof, unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, (a) merge or consolidate with any Person, (b) sell, lease (as lessor) or otherwise dispose of all or any substantial portion of its assets, or all or any substantial portion of the assets of any division or line of business of any Related Company (whether effected by merger, sale of assets or otherwise), (c) sell or otherwise dispose of any limited liability company interest, capital stock or other equity or comparable security of any Subsidiary or (d) enter into any joint venture, partnership or similar arrangement.

Section 6.12. Distributions. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, pay or declare any dividend or make any distribution of money or other property on account of any of its limited liability company interest, capital stock or other equity or comparable securities, except distributions and payments among the Company and its Subsidiaries and distributions pursuant to Subsection 5.1.

Section 6.13. Redemptions. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, purchase, redeem or otherwise acquire any of its limited liability company interests, capital stock, other equity or comparable securities, or options, warrants, convertible securities or other rights to acquire any such interests, stock or securities, other than repurchases of Units or stock or options of API at cost upon termination of employment of employees, other than the Founders, in an aggregate amount for all such employees not to exceed $250,000 in any calendar year. For purposes of the foregoing, in the event of repurchases of stock or options of API, payments will be made to API solely to permit it to repurchase options or stock of API held by such former employees, and such payments shall be deemed to be for the repurchase of Common Units in accordance with Section 3.5.

Section 6.14. Acquisitions and Investments. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, (a) make any acquisition of stock, limited liability company interests, partnership interests or other securities or of assets (including by lease, as lessee) not in the ordinary course of business, other than in any transaction involving less than $100,000 in the aggregate per year; or (b) make any loan or advance to any Person or make any investment in or with any other Person, other than in the ordinary course of business.

Section 6.15. Debt Financing. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, enter into or materially modify any debt financing arrangement (including without limitation the arrangements in effect as the closing under the Investment Agreement) involving borrowed money, capital leases, installment purchases or guarantees, in excess of $1,000,000 in the aggregate.

Section 6.16. Registration. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, register any of its securities under the Securities Act.

Section 6.17. Key Employee Compensation. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, hire or terminate, or change or set the compensation or benefits of (a) any of the ten most highly compensated employees of the Related Companies, or (b) each of the Founders or any individual holding the title of vice-president or above of any of the Related Companies (regardless of whether such person is one of the ten most highly compensated employees of the Related Companies).

Section 6.18. Capital Expenditures. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, make or commit to make any capital expenditure, except capital expenditures included in the Budget or in amounts less than $100,000 in the aggregate per year.

Section 6.19. Commitments. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, make or commit to any material, operational or contractual commitment not in the ordinary course of business.

Section 6.20. Business. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to, engage in any line of business other than the businesses in which the Company and the Subsidiaries are currently engaged, as described in Exhibit D hereto.

Section 6.21. Issuances. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not issue or sell any Units or Unit Equivalents.

Section 6.22. Tax Elections; Tax Returns. Unless otherwise agreed to in advance by a Majority of Preferred Members and a Majority of Common Members, the Company will not, and will not permit any Subsidiary to (i) make an election to be taxed as a corporation under the Code or (ii) withdraw or revoke its election under Section 754 of the Code to adjust the basis of its assets. In addition, a Majority of Preferred Members and a Majority of Common Members shall have the right to review and consent to the filing of the Company’s Tax Returns (as defined in the Investment Agreement), which consent shall not be unreasonably withheld or delayed.

ARTICLE VII

TRANSFER RESTRICTIONS;

RIGHT OF FIRST REFUSAL; TAG-ALONG

Section 7.1. Restriction on Transfer. No Member may sell, pledge, give, assign, distribute, hypothecate, mortgage or transfer (all hereinafter referred to as “transfer”) any Unit owned by such Member, directly or indirectly, to any other Person, except (a) in a Permitted Transfer, without complying with Section 7.2, (b) in accordance with Articles VIII or IX, without complying with Section 7.2, or (c) with the consent of a Majority of the Preferred Members and a Majority of the Common Members, and after first complying with Section 7.2 hereof; provided that in the case of Common Units held by Stewart (or, without duplication, Common Units held by API and beneficially held by Stewart, the entire proceeds of the sale of which are payable solely to Stewart) or in the case of up to 50% of the Common Units held by Snow as of January 18, 2002 (or, without duplication, 50% of the Common Units held by API and beneficially held by Snow, the entire proceeds of the sale of which are payable solely to Snow), the foregoing consent will be deemed to be given except in the case of a proposed transfer to (i) a competitor of the Company or (ii) another transferee that a Majority of Preferred Members or Seubert believes in good faith to have investment objectives that are incompatible with their objectives or that could otherwise be materially detrimental to the Company if such transferee became a Member. Riverside and Seubert will cooperate with Snow and Stewart in connection with the transfer of Common Units in accordance with the proviso to the preceding sentence.

Section 7.2. Right of First Refusal and Tag-Along.

(a) Offer to Company and Qualified Members. Subject to Section 7.1, if a Member other than Stewart (or other than API with respect to Units the entire proceeds of the sale of which are payable solely to Stewart) (the “Transferring Member”) desires to transfer any of such Member’s Units, such Member shall first offer such Units to the Company and the Qualified Members by written notice (the “Initial Notice”) stating the name of the proposed transferee, the number of Units such Qualified Member desires to transfer and the proposed price (which shall be cash and U.S. dollars) and terms of transfer. The Company and each of the other Qualified Members shall then have 20 days within which to give notice (the “Return Notice”) of the maximum number of such Units they wish to acquire at the specified price and terms. Copies of each Return Notice shall be sent to the Company and to each other Qualified Member.

(b) Allocation of Units to be Transferred. The Company shall be entitled to purchase any or all of the Units offered. If the Company elects to purchase fewer than all of the Units offered, each of the Qualified Members shall be entitled to acquire a pro rata portion of the balance of the offered Units, based on their relative Proportionate Percentages. If any Qualified Member elects to acquire less than such Qualified Member’s pro rata portion of the available Units, the other Qualified Members may acquire a pro rata portion of the balance of the Units remaining.

(c) Tag-Along. In addition to the foregoing offer, each Qualified Member may indicate in the Return Notice whether such Qualified Member desires to have a proportionate number of such Qualified Member’s Units transferred in the same transaction if the Company and the other Qualified Members do not elect to acquire all Units offered by the Transferring Member. In that event, the Transferring Member may not transfer any Units (other than to the Company and to other Qualified Members) unless the transferee also acquires a pro rata portion (based on relative Proportionate Percentages) of the Units requested to be transferred by each Qualified Member in the Return Notice at the price per Unit and terms specified in the Initial Notice.

(d) Company and Qualified Member Closing. If the Company and the other Qualified Members give notice of their intention to acquire Units pursuant to Subsection (a), the Company shall, at the close of the 20-day period provided in Subsection (a) for delivery of the Return Notice, confirm by notice to the Transferring Member and each such Qualified Member the Units to be acquired by each Qualified Member and by the Company. Payment for such Units shall be delivered within 20 days thereafter at the price and on the terms specified in the Initial Notice, against receipt from the Transferring Member of instruments of transfer for the Units purchased, free and clear of all liens, restrictions, claims and encumbrances, except under applicable securities laws and this Agreement.

(e) Third Party Closing. If, at the close of the 20-day period provided in Subsection (a) for delivery of the Return Notice, the Company and the Qualified Members have not sent notice of their intention to acquire, in the aggregate, all of the Units offered, the Transferring Member shall have 90 days to transfer the Units not acquired by the Company or the Qualified Members to the third party specified in the Initial Notice, together with any additional Units to be included in such transfer pursuant to Subsection (c), at the price and on the terms specified therein. Each Qualified Member shall, in order to be entitled to have such Qualified Member’s Units transferred pursuant to this Subsection, deliver on no less than 20 days’ notice from the Transferring Member instruments of transfer for the Units purchased, free and clear of all liens, restrictions, claims and encumbrances, except under applicable securities laws and this Agreement.

ARTICLE VIII

SALE OF THE COMPANY

Section 8.1. Sale of the Company by a Majority of Preferred Members.

(a) General. At any time or times commencing on or after January 18, 2007, a Majority of Preferred Members shall be entitled to take all necessary action to cause the Company or one or more of its business units, divisions, product lines or the like, to be sold for cash or the stock of a publicly-traded company (subject to escrow or other customary restrictions) in its entirety, whether by sale of Units, equity interests, assets, merger or otherwise, in a bona fide, arms-length transaction to a Person or entity other than an Affiliate of Riverside (a “Sale of the Company”). In connection with any

Sale of the Company hereunder, a Majority of the Common Members may (i) in the event of a sale of one or more of the Company’s business units, divisions, product lines or the like, direct a Majority of Preferred Members to use reasonable efforts to initiate contemporaneously the sale of all of the Company’s business units, divisions, product lines or the like in one or more transactions; (ii) direct a Majority of Preferred Members to contact prospective third-party purchasers identified by a Majority of Common Members in order to include such prospective purchasers in the process related to the Sale of the Company; and (iii) direct a Majority of Preferred Members to defer the Sale of the Company for a period not to exceed on year from the date any action is taken by a Majority of the Preferred Members under this Section 8.1 in connection with a Sale of the Company. In connection with any Sale of the Company, a Majority of Preferred Members shall use reasonable efforts to act on a cooperative basis with a Majority of Common Members and to consult with a Majority of Common Members on matters relating to the Sale of the Company.

(b) Distribution of Proceeds of a Sale. In any Sale of the Company under this Section 8.1, all proceeds shall be distributed among (x) the Members and (y) the holders of options and warrants the exercise price of which is deemed to be added to the distribution proceeds below, in a manner consistent with the distributions that would be required by Article V upon termination of the Company; provided, however, that the amount of such proceeds shall be deemed to be increased by (i) an amount equal to the aggregate exercise price payable upon exercise of all outstanding options to purchase Preferred Incentive Units if the Sale of the Company would result in a distribution to Level Sixth of Section 5.2 (provided, however, the exercise price payable with respect to any particular option shall not be included if the exercise price of such option exceeds the amount of the distribution that would be payable to the holder of a Preferred Incentive Unit upon exercise thereof in such Sale in Levels Sixth, Eighth and Ninth of Section 5.2) and (ii) an amount equal to the aggregate exercise price payable upon exercise of all outstanding options to purchase Common Incentive Units if the Sale of the Company would result in any distribution to Level Eighth—Part A of Section 5.2 (provided, however, the exercise price payable with respect to any particular option shall not be included if the exercise price of such option exceeds the amount of the distribution that would be payable to the holder of a Common Incentive Unit upon exercise thereof in such Sale in Levels Eighth and Ninth of Section 5.2) and (iii) an amount equal to the aggregate exercise price payable upon exercise of all warrants to purchase equity interests in the Company (provided, however, the exercise price payable with respect to any such warrant shall not be included if the exercise price of such warrant exceeds the amount of the total distribution that would be payable to the holder of Units issuable upon exercise of such warrant in such Sale under Section 5.2). In connection with any Sale of the Company, the Management Board shall require that, in order to participate in the distribution of proceeds of such Sale of the Company, either (i) any holder of an unexercised option to acquire Incentive Units must exercise such option and pay the full exercise price in accordance with the terms of such option or (ii) any distribution to a holder of an unexercised option to acquire Incentive Units shall have the aggregate exercise price payable upon exercise of such Units deducted from any such distribution; provided, however, that the Management Board, with the approval of a Majority of

Preferred Members, may establish different terms in connection with any grant of options or establishment of a plan to grant such options. After any such Sale of the Company, no Member or holder of a Unit Equivalent will, directly or indirectly, retain or be entitled to any current or future financial or other interest in or benefit from the Company, any Subsidiary, any related entity or their assets or businesses, other than payment in cash for Units or Unit Equivalents on the basis described in the preceding sentence or under bona fide employment or consulting relations.

(c) Retention of Advisors. In connection with any Sale of the Company hereunder, a Majority of Preferred Members shall be entitled to retain investment bankers, brokers, accountants and other Persons on behalf of the Company which it determines to be necessary or appropriate to effect such sale; provided that, except as set forth below, the prior approval of a Majority of Common Members shall be required to retain any investment bankers selected by a Majority of Preferred Members. If a Majority of Common Members fails to approve the Majority of Preferred Members’ selection of an investment banker within ten (10) days after delivery of notice of such selection, the Majority of Preferred Members shall identify not less than three (3) additional investment bankers unaffiliated with Riverside (two of which must be nationally recognized), and a Majority of Common Members shall select an investment banker from the three (3) investment bankers identified by a Majority of Preferred Members. The required approval shall be deemed waived if a Majority of Common Members fails to select an investment banker from those identified by a Majority of Preferred Members within ten (10) days after delivery of notice of such additional selections.

(d) Expenses. The Company will bear the reasonable out-of-pocket costs and expenses incurred by the Company, the Majority of Common Members and the Majority of Preferred Members in connection with any Sale of the Company under this Section, including the costs associated with retaining any persons or firms contemplated by Subsection (c).

(e) Authority; Proxy; No Dissent. If any action taken in connection with a Sale of the Company hereunder requires the approval of the Management Board or Members, a Majority of Preferred Members shall be deemed to have an irrevocable proxy to vote the Units of all Members, and to cast the vote of each Manager, with respect thereto consistent with this Section 8.1. No Member or holder of a Unit Equivalent will dissent to any action or seek appraisal of its Units or Unit Equivalents, or exercise any similar rights with respect to such action.

(f) Agreements for Sale of the Company. Each Member and holder of a Unit Equivalent will cooperate in good faith with a Majority of Preferred Members in all respects in the exercise of the rights hereunder and will execute all agreements, documents and instruments required by a Majority of Preferred Members to consummate such sale, provided, that such agreements, documents and instruments are substantially equivalent to those executed by a Majority of Preferred Members, and that all representations, warranties and indemnification obligations of the Members in such agreements, documents and instruments are on a pro rata basis among the Members that are parties thereto, based on the consideration received by them in such sale (except solely as to representations, warranties and indemnification obligations of each Member relating to title to the interests transferred by such Member, such Member’s authority to consummate the transfer and related matters). Each Member hereby grants a Majority of Preferred Members a power of attorney to sign such agreements, documents and instruments on behalf of such Member.

(g) Limitation on Liability of Majority of Preferred Members. The Majority of Preferred Members effecting a Sale of the Company shall have no liability in connection with effecting a Sale of the Company, except to the extent that it acts in bad faith or engages in gross negligence or willful misconduct.

(h) Additional Understanding with Respect to Section 8.1. The parties intend that a Sale of the Company will be effected under Section 8.1 only if a Majority of Common Members and a Majority of Preferred Members are not in agreement on a Sale of the Company under Section 8.2. If they are in agreement, the parties intend to conduct a Sale of the Company only under Section 8.2.

Section 8.2. Sale of the Company by Agreement of Holders of Common Units and Preferred Units.

(a) General. At any time or times, with the approval of a Majority of Preferred Members and a Majority of Common Members, the Management Board shall be entitled to take all necessary action to effect a Sale of the Company.

(b) Distribution of Proceeds of a Sale. Unless otherwise agreed by a Majority of Preferred Members and a Majority of Common Members, in any Sale of the Company under this Section 8.2, all proceeds shall be distributed among (x) the Members and (y) the holders of options and warrants the exercise price of which is deemed to be added to the distribution proceeds below, in a manner consistent with the distributions that would be required by Article V upon termination of the Company; provided, however, that the amount of such proceeds shall be deemed to be increased by (i) an amount equal to the aggregate exercise price payable upon exercise of all outstanding options to purchase Preferred Incentive Units if the Sale of the Company would result in a distribution to Level Sixth of Section 5.2 (provided, however, the exercise price payable with respect to any particular option shall not be included if the exercise price of such option exceeds the amount of the distribution that would be payable to the holder of a Preferred Incentive Unit upon exercise thereof in such Sale in Levels Sixth, Eighth and Ninth of Section 5.2) and (ii) an amount equal to the aggregate exercise price payable upon exercise of all outstanding options to purchase Common Incentive Units if the Sale of the Company would result in any distribution to Level Eighth—Part A of Section 5.2 (provided, however, the exercise price payable with respect to any particular option shall not be included if the exercise price of such option exceeds the amount of the distribution that would be payable to the holder of a Common Incentive Unit upon exercise thereof in such Sale in Levels Eighth and Ninth of Section 5.2) and (iii) an amount equal to the aggregate exercise price payable upon exercise of all warrants to purchase equity interests in the Company (provided, however, the exercise price payable with respect to any such warrant shall not be included if the exercise price of such warrant exceeds the amount of the total distribution that would be payable to the holder of Units issuable upon exercise of such warrant in such Sale under Section 5.2). In connection with any Sale of the Company, the Management Board shall require that, in order to participate in the distribution of proceeds of such Sale of the Company, either (i) any holder of an unexercised option to acquire Incentive Units must exercise such option and pay the full exercise price in accordance with the terms of such option or (ii) any distribution to a holder of an unexercised option to acquire Incentive Units shall have the aggregate exercise price payable upon exercise of such Units deducted from any such distribution; provided, however, that the Management Board, with the approval of a Majority of Preferred Members, may establish different terms in connection with any grant of options or establishment of a plan to grant such options. After any such Sale of the Company, no Member or holder of a Unit Equivalent will, directly or indirectly, retain or be entitled to any current or future financial or other interest in or benefit from the Company, any Subsidiary, any related entity or their assets or businesses, other than payment in cash for Units or Unit Equivalents on the basis described in the preceding sentence or under bona fide employment relations.

(c) Retention of Advisors. In connection with any Sale of the Company hereunder, the Management Board (with the approval of a Majority of Preferred Members and a Majority of Common Members) shall be entitled to retain investment bankers, brokers, accountants and other Persons on behalf of the Company that it determines to be necessary or appropriate to effect such sale.

(d) Expenses. The Company will bear the reasonable out-of-pocket costs and expenses incurred by the Company in connection with any Sale of the Company, including the costs associated with retaining any persons or firms contemplated by Subsection (c).

(e) Authority; Proxy; Dissent. If any action taken in connection with a Sale of the Company hereunder requires the approval of the Members, the Management Board shall be deemed to have an irrevocable proxy to vote the Units of all Members (other than Riverside (or holders of a Majority of Preferred Units, if Riverside is not then a Member) and the holders of a Majority of Common Units that approved the Sale of the Company) with respect thereto consistent with this Section 8.2. No Member or holder of a Unit Equivalent will dissent to any action or seek appraisal of its Units or Unit Equivalents, or exercise any similar rights with respect to such action.

(f) Agreements for Sale of the Company. Each Member and holder of a Unit Equivalent will cooperate in good faith with the Company in all respects in the exercise of the rights hereunder and will execute all agreements, documents and instruments required by the Company to consummate such sale, provided, that such agreements, documents and instruments are substantially equivalent to those executed by all other Members and holders of a Unit Equivalent, and that all representations, warranties and indemnification obligations of the Members in such agreements, documents and instruments are on a pro rata basis among the Members that are parties thereto, based on the consideration received by them in such sale (except solely as to representations, warranties and indemnification obligations of each Member relating to title to the interests transferred by such Member, such Member’s authority to consummate the transfer and related matters). Each Member grants Riverside (or holders of a Majority of the Preferred Units, if Riverside is not then a Member) and the holders of a Majority of the Common Units, acting jointly, a power of attorney to sign such agreements, documents and instruments on behalf of such Member.

ARTICLE IX

CONVERSION TO CORPORATION; INITIAL PUBLIC OFFERING

Section 9.1. Conversion to Corporation and Recapitalization. With the prior approval of a Majority of Preferred Members and a Majority of Common Members, the Management Board may cause the Company to convert to corporate form and consummate an initial public offering of the common stock of the Company’s successor corporation (the “Public Offering”) in accordance with this Article 9.1. It is currently anticipated that, if approved pursuant to the preceding sentence, the Company’s conversion to corporate form would take the form of a transaction involving the following: (a) an exchange (the “Exchange”) of all equity interests in the Company, including, without limitation, all options and warrants to purchase equity interests in the Company, for shares of common stock of the Company’s successor corporation (the “Public NewCo”) (or alternatively the Company merging with and into Public NewCo (the “Company Merger”) and (b) API merging with and into the Public NewCo (the “API Merger” and, together with the Exchange or the Company Merger, the “Recapitalization”) with the Public NewCo being the survivor of the Company Merger and the API Merger. In the Recapitalization, the stockholders of API shall be issued common stock in the Public NewCo in exchange for API’s Common Units and the holders of Second Senior Preferred Units, Second Senior Preferred Unit Return and all other Units in the Company (other than the First Senior Preferred and the First Senior Preferred Return) shall be issued common stock in the public NewCo in exchange for such equity interests. The Recapitalization shall be a conversion for purposes of Sections 9.4 and 9.5.

Section 9.2. Repayment of Indebtedness to API and Riverside. In connection with the Public Offering, (i) all amounts owed by the Company to API pursuant to agreements other than this Agreement as set forth on Exhibit G hereto shall be repaid in full and the First Senior Preferred and the First Senior Preferred Return shall be paid and (ii) all amounts owed to Riverside under the Management Agreement shall also be repaid in connection with the Public Offering. Each of the Company, API and Riverside hereby agree that the debts representing all such amounts shall be cancelled at the closing of the Public Offering provided that all amounts owed are paid within two business days after the closing of the Public Offering.

Section 9.3. Valuation and Issuance of Common Stock in the Recapitalization. In addition to, and conditioned upon, the payment pursuant to Section 9.2 being made, the common stock of the Public NewCo issuable in the Recapitalization shall be allocated as if the Public Offering was a termination of the Company resulting in a distribution pursuant to Section 5.2 (disregarding the restrictions of Section 5.1(f)). The Public NewCo common stock shall be distributed to the Members in accordance with Section 5.2 and as a result of the payments contemplated by Section 9.2 (and conditioned upon such payments) such distribution shall begin with Level Second of Section 5.2. In the Recapitalization, each Member shall be issued Public NewCo common stock based on aggregate value of the shares available to distribute, as set forth below, and the price per share of Public NewCo common stock described in clause (a)(ii) below. For purposes of such distribution, there shall be deemed to be outstanding all Units issuable upon the exercise of options and warrants the exercise price of which are deemed to be added to the distribution proceeds below, except that no shares of Public NewCo common stock shall be issued in respect of such options under this Section 9.3 (such options instead being converted pursuant to Section 9.4). The deemed value of the proceeds distributed to the Members in the Recapitalization shall be equal to the sum of:

(a) the product obtained by (i) the sum of (A) number of shares of common stock of the Public NewCo to be outstanding immediately prior to the consummation of the Public Offering and (B) the number of shares of common stock of the Public NewCo issuable upon exercise of then outstanding warrants and options to purchase shares of common stock to be outstanding immediately prior to the consummation of the Public Offering (excluding, for the avoidance of doubt, any ungranted options reserved for issuance and available for grant after the Public Offering), multiplied by (ii) the price per share to the public in the Public Offering before deduction of underwriters’ discounts or transaction expenses, plus

(b) the sum of (i) the exercise price payable upon exercise of each outstanding option to purchase Preferred Incentive Units, if the distribution that would be made on the Preferred Incentive Units issuable thereon in such Recapitalization at Levels Sixth, Eighth and Ninth exceeds the exercise price thereof, plus (ii) the exercise price payable upon exercise of each outstanding option to purchase Common Incentive Units, if the distribution that would be made on the Common Incentive Units issuable thereon in such Recapitalization at Levels Eighth and Ninth exceeds the exercise price thereof, plus (iii) the aggregate exercise price payable upon exercise of all outstanding warrants to purchase equity interests in the Company, if the distribution that would be made on the Units issuable thereon in such Recapitalization exceeds the exercise price thereof.

The determination of the allocation of shares of common stock of Public NewCo and the deemed value of proceeds distributed to the Members (as approved by the holders of a Majority of the Common Units and a Majority of the Preferred Units) shall be conclusive and binding upon all Members (and holders of options and warrants to acquire equity interests in the Company). Provided the Company has complied with this Section 9.3 and Section 9.2, each Member, severally and not jointly, on his, her or its own behalf and on behalf of any spouse, heirs, legal representatives, affiliates and assigns, hereby waives, releases, and discharges the Company, its present and former subsidiaries, divisions, departments, predecessors, partners, members, joint venturers, directors, managers, officers, shareholders, agents, employees, successors, assigns, and any and all other affiliates (collectively referred to hereinafter as “Company Affiliates”) from any and all claims, rights, demands, debts, obligations, damages or accountings of whatever nature which he, she or it may have, may have had, or, in the future, may believe he, she, or it had, against any Company Affiliates, whether known or unknown, asserted or unasserted, relating to the determination of the allocation of shares of common stock of Public NewCo and the deemed value of proceeds distributed to the Members, other than acts or conduct constituting fraud or intentional misconduct.

Section 9.4. Option and Warrant Conversion on Public Offering.

(a) In the event of a Public Offering, each option to purchase Incentive Unit the exercise price of which was included in the valuation under Section 9.3 shall be converted into options to purchase a number of shares of common stock in the Public NewCo equal to the number of shares of common stock that would have been issued in respect of the Incentive Units issuable upon exercise of such option if such Incentive Units were outstanding at the time of the Public Offering. The aggregate exercise price of each such option (which shall be divided evenly among the shares issuable upon exercise thereof) shall equal the aggregate exercise price of the option to purchase Incentive Units for which it was converted. Each Incentive Option the exercise price of which is not included in the valuation under Section 9.3 shall terminate.

(b) In the event of a Public Offering, each warrant to purchase Units the exercise price of which was included in the valuation under Section 9.3 shall be converted into a warrant to purchase a number of shares of common stock in the Public NewCo equal to the number of shares of common stock that would have been issued in respect of the Units issuable upon exercise of such warrant if such Units were outstanding at the time of the Public Offering. The aggregate exercise price of each such warrant (which shall be divided evenly among the shares issuable upon exercise thereof) shall equal the aggregate exercise price of the option to purchase Units for which it was converted. Except as otherwise provided in any warrant, each warrant the exercise price of which is not included in the valuation under Section 9.3 shall terminate.

Section 9.5. Cooperation of Members. Upon notice of conversion under this Article, and provided such conversion has been approved by a Majority of Preferred Members and a Majority of Common Members, each Member will (a) cooperate with the actions of the Management Board (provided such actions have been approved by a Majority of Preferred Members and a Majority of Common Members) in all respects in such conversion and enter into any transaction required to effect such conversion, (b) vote their interests in favor of any such transaction required to consummate such conversion, if requested by the Management Board (and approved by a Majority of Preferred Members and a Majority of Common Members), and not exercise any dissenter’s rights or rights to seek an appraisal under Delaware law in connection with such conversion, and (c) execute all agreements, documents and instruments required by the Management Board (provided such agreements, documents and instruments have been approved by a Majority of Preferred Members and a Majority of Common Members), consistent with this Section. Each Member (other than a Majority of Preferred Members and the Majority of Common Members that approved the conversion) hereby grants the Management Board an irrevocable power of attorney to take, on behalf of such Member, the actions required of such Member under this Section.

Section 9.6. Cooperation of API. Upon notice of conversion under this Article, and provided such conversion has been approved by a Majority of Preferred Members and a Majority of Common Members, API and each Founder will (a) cooperate with the directions of the Management Board (provided such actions have been approved by a Majority of Preferred Members and a Majority of Common Members) in all respects in such conversion and enter into any transaction required to effect such conversion, including, without limitation, the Merger and the Recapitalization, (b) vote all shares of capital stock held by the Founders in API in favor of any such transaction required to consummate such conversion, the Merger and the Recapitalization if requested by the Management Board (and approved by a Majority of Preferred Members and a Majority of Common Members), and not exercise any dissenter’s rights or rights to seek an appraisal under applicable law in connection with such conversion, and (c) execute all agreements, documents and instruments required by the Management Board (provided such agreements, documents and instruments have been approved by a Majority of Preferred Members and a Majority of Common Members), consistent with this Section. The Company and each Founder (other than a Majority of Preferred Members and the Majority of Common Members that approved the conversion) hereby grants the Management Board an irrevocable power of attorney to take, on behalf of the Company and such Founder, the actions required of the Company and such Founder under this Section 9.6.

Section 9.7. Post-Conversion Agreements. In connection with any such conversion to corporate form, each holder of Preferred Units and each Founder (a “Restricted Party”) that is not party to the Registration Rights Agreement will enter into an agreement with the Company’s successor, agreeing that upon the request of the managing underwriter in such Public Offering or any subsequent public offering, such Restricted Party will not sell, grant any option for the purchase of, or otherwise dispose of any of the Company’s successor’s securities held by such Restricted Party (other than those included in such registration) without the prior written consent of such underwriter, for such period of time as may be requested by such underwriter (not to exceed (a) 180 days thereafter, in the case of the initial public offering of the Company’s successor’s Common Stock or (b) 90 days thereafter, in the case of any other registration (the “Lock-Up Period”)). In addition, for a period of two (2) years following the Public Offering, a Restricted Party (other than Riverside or its Affiliates) may only sell, grant an option for the purchase of or otherwise dispose of any of the Company’s successor securities held by such Restricted Party in such pro rata amount as Riverside and its Affiliates have sold prior to or contemporaneously with such sale by the Restricted Party; provided that such restrictions shall not apply to (i) securities held by Stewart (including securities held directly or indirectly via API), (ii) up to 50% of the securities held by Snow (including securities held directly or indirectly via API) as January 18, 2002 less any securities sold since such date and (iii) up to 5% every six (6) months of the securities held by Seubert (including securities held directly or indirectly via API) as of January 18, 2002 less any securities sold since such date (provided such securities are sold only following the expiration of the Lock-Up Period). Except as otherwise provided in this Agreement, upon any such conversion, (y) the rights and obligations of the Members under this Agreement shall terminate and (z) the covenants set forth in Article VI shall terminate.

ARTICLE X

MISCELLANEOUS

Section 10.1. Resignation or Termination of Membership; Return of Capital. No Member may resign or terminate such Member’s membership in the Company and no Member shall have any right to distributions respecting such Member’s interests in the Company (upon withdrawal or resignation from the Company or otherwise) except as expressly set forth herein. No Member shall have the right to demand or receive property other than cash in return for such Member’s contribution.

Section 10.2. Books and Records; Limit on Access to Information. The Management Board shall cause the Company to keep true and correct books of account with respect to the operations of the Company and the Subsidiaries. Such books shall be maintained at the principal place of business of the Company or the Subsidiaries, as the case may be. Without the approval of the Management Board, no Member, other than any Qualified Member, shall be entitled to have access to any information regarding the Company, its Members or Managers, or its business or affairs

Section 10.3. Fiscal Year. The fiscal year of the Company and the Subsidiaries shall end on December 31, unless otherwise determined by the Management Board, with the approval of a Majority of Preferred Members and a Majority of Common Members.

Section 10.4. Tax Matters. Riverside, or such other Member as is designated by the Management Board, shall be the “tax matters partner” of the Company for purposes of the Code. The Company will furnish to the Members all information regarding the Company necessary to permit the Members to file their tax returns on a timely basis, including without limitation providing each Member with a Form K-1 prior to March 1 of the following year.

Section 10.5. Indemnification. Each Manager and each officer of the Company shall be entitled to indemnification from the Company and the Subsidiaries for any liability arising out of or relating to the performance of their duties as a Manager or officer of the Company, or their service in such capacities, except for liability arising out of the Manager’s gross negligence, willful misconduct, failure to act in good faith in the belief that such Person’s actions were in or not inconsistent with the best interests of the Company, or breach of any agreement with any Related Company, which indemnification shall include all reasonable expenses incurred, including reasonable legal and other professional fees and expenses, and which amounts will be paid when incurred (subject to an undertaking from the Manager to return such amounts if it is finally determined that the Manager is not entitled to indemnification hereunder as a result of the Manager’s gross negligence, willful misconduct or failure to act in good faith).

Section 10.6. Other Activities of Riverside. Subject to the prohibitions contained in Section 4.6 of the Investment Agreement, Riverside and its Affiliates may engage in and possess interests in other business ventures and investment opportunities. Neither the Company nor any other Member shall have any rights in or to such ventures or opportunities or the income or profits therefrom by reason of this Agreement.

Section 10.7. Founders as Members. The Founders, as indirect beneficial owners of the Company (or direct Members, in the event they acquire Units in the future), are becoming parties to this Agreement in order to agree and adhere to the terms hereof. Each Founder will also enter into a separate agreement with the Company and with Riverside under which they will agree to be subject to the same restrictions with respect to securities of API held by them, as they would be if they held Common Units directly.

Section 10.8. Termination. The Company shall dissolve at such time as is determined by a Majority of Preferred Members and a Majority of Common Members.

Section 10.9. Failure to Deliver Securities. If any Member fails to deliver any interests to be acquired, transferred or exchanged hereunder, the acquiror may elect to establish a segregated account in the amount of the price to be paid therefor, such account to be turned over to such Member upon delivery of instruments transferring the interests. If a segregated account is so established, the Company shall take such action as is appropriate to transfer record title to the interests from such Member to the acquiror. Each Member hereby irrevocably grants the Company a power of attorney to effectuate the purposes of this Section.

Section 10.10. Exercise of Contractual Rights. The Company, and its Members recognize, acknowledge and agree that the parties have substantial financial interests in the Company to preserve and that the exercise by them of any of their respective rights under this Agreement or any of other agreements contemplated hereby, in and of itself, shall not be deemed to constitute a lack of good faith, a breach of fiduciary duties or unfair dealing. The foregoing shall not be deemed a waiver of a Member’s right to challenge whether the manner in which such right has been exercised is in breach of this Agreement, in bad faith, in breach of a fiduciary duty or that such exercise involved unfair dealing.

Section 10.11. Successors and Assigns. Subject to the restrictions on transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the Members and the Managers and their respect successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to any Member shall hold such interest subject to all of the terms and provisions of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of any Member or any creditor of the Company other than a Member who is such a creditor of the Company.

Section 10.12. Waivers, Amendments, Etc. No waiver, modification or amendment of this Agreement shall be valid or binding unless such waiver, modification or amendment is in writing and (except as otherwise expressly provided herein) duly executed by a Majority of Common Members and a Majority of Preferred Members.

Section 10.13. Notices. All notices under this Agreement shall be in writing. Any notice shall be deemed to have been duly given if delivered personally, mailed, certified mail, return receipt requested, or sent by nationally recognized overnight delivery service, to the parties hereto at the addresses set forth on Exhibit A. A copy of all such notices shall be delivered to Heller Ehrman LLP, 701 Fifth Avenue, Suite 6100, Seattle, WA 98104-7098, Attention: John W. Robertson.

Section 10.14. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with Delaware law.

Section 10.15. Counterparts. This Agreement may be executed in any number of counterparts, and with counterpart signature pages, all of which together shall for all purposes constitute one Agreement, binding on the Company and all the Members notwithstanding that not all Members have signed the same counterpart. One or more counterparts of this Agreement may be delivered via facsimile transmission, with the intention that they shall have the same effect as an original counterpart hereof.

Section 10.16. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

ARTICLE XI

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Act” shall have the meaning specified in Section 2.1.

“Affiliate” shall have the meaning given to it in Rule 405 promulgated under the Securities Act.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement, as amended from time to time.

“API” shall have the meaning specified in the preamble.

“APLLC” shall have the meaning set forth in the Recitals.

“Budget” shall have the meaning specified in Section 7.1.

“Capital Account” shall have the meaning specified in Section 4.1.

“Capital Contributions” shall have the meaning specified in Section 3.2.

“Capital Gains Rate” shall have the meaning specified in Section 5.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Managers” shall have the meaning specified in Section 2.3.

“Common Incentive Units” shall mean Units having the characteristics and attributes assigned to Common Incentive Units in this Agreement.

“Common Units” shall mean Units having the characteristics and attributes assigned to Common Units in this Agreement.

“Common Unit Adjustment Amount” shall have the meaning specified in Section 5.2.

“Common Unit Equivalents” shall mean any Unit Equivalent convertible into or exercisable or exchangeable for Common Units.

“Company” shall have the meaning specified in the preamble, and shall also include any successor entity to the Company.

“Employment Agreements” shall mean the Employment and Noncompetition Agreements between each Founder and a Related Company entered into in connection with the Investment Agreement, as amended from time to time.

“Exempt Issuances” shall have the meaning specified in Section 3.4.

“First Senior Preferred” shall have the meaning specified in Section 5.2.

“First Senior Preferred Return” shall have the meaning specified in Section 5.2.

“Founder” shall have the meaning specified in the preamble.

“Incentive Unit” shall mean a Common Incentive Unit and/or a Preferred Incentive Unit.

“Independent Managers” shall have the meaning specified in Section 2.3.

“Initial Notice” shall have the meaning specified in Section 7.2.

“Investment Agreement” shall have the meaning specified in the Recitals to this Agreement.

“Lock-Up Period” shall have the meaning specified in Section 9.3.

“Majority of Common Members” shall mean Members holding a majority of the Common Units.

“Majority of Preferred Members” shall mean Members holding a majority of the Preferred Units.

“Management Agreement” shall mean the Management Agreement between Riverside Partners, Inc. and a Related Company entered into in connection with the Investment Agreement, as amended from time to time.

“Management Board” shall have the meaning specified in Section 2.5.

“Managers” shall have the meaning specified in Section 2.1.

“Member” shall mean each Person who is designated as a Member on Exhibit A to this Agreement (as such Exhibit A may be amended from time to time), including any Person who is admitted as a Member after the date hereof in accordance with this Agreement. Each Member shall constitute a “member” of the Company for purposes of the Act.

“Offer” shall have the meaning specified in Section 3.4.

“Offered Interests” shall have the meaning specified in Section 3.4.

“Preferred Incentive Units” shall mean Units having the characteristics and attributes assigned to Preferred Incentive Units in this Agreement.

“Preferred Units” shall mean Units having the characteristics and attributes assigned to Preferred Units in this Agreement.

“Permitted Transfers” shall mean any of the following transfers by a Person who acquired interests in the Company directly from the Company:

(a) Transfers of up to 50% of a Member’s Units to the trustees of a trust revocable by such holder alone, the beneficiaries of which consist solely of such Member and transferees enumerated in clause (d) below;

(b) Transfers of Units between a Member and such Member’s guardian or conservator;

(c) Transfers of Units of a deceased holder to such Member’s executors or administrators or to trustees under such Member’s will and thereafter to transferees enumerated in clause (d) below;

(d) Transfers of up to 50% of the Units of a Member to the spouse of such Member, to any of such Member’s children or their issue (or to custodians for the benefit of minor children or issue), or to such Member’s parents or siblings; and

(e) Transfers by Riverside to its partners or to a trust or other entity controlled by Affiliates of Riverside;

provided, however, that (A) not more than an aggregate of 50% of a Member’s Units may be transferred under clauses (a) and (d) and (B) Units transferred pursuant to clauses (a) - (d) may not be further transferred under such clauses except to a Person that would have been a permitted transferee thereof from the initial Member who held such Units.

“Person” shall mean any natural person, corporation, limited liability company, partnership, trust or other entity.

“Preferred Managers” shall have the meaning specified in Section 2.3.

“Proportionate Percentage” shall have the meaning specified in Section 3.4.

“Public Offering” shall have the meaning specified in Section 9.1.

“Qualified Member” means each of (a) AP Stock Company, (b) Riverside, (c) the Founders, (d) Landmark and (e) each other Member that holds at least 5% of the aggregate Units, provided that no Member shall be a “Qualified Member” for purposes of Sections 3.4 and 7.2 unless such Member is an “accredited investor,” as defined in Regulation D under the Securities Act.

“Register” shall have the meaning specified in Section 3.2.

“Registration Rights Agreement” shall mean the Registration Rights Agreement entered into in connection with the Investment Agreement, as amended from time to time.

“Related Company” means the Company and all Subsidiaries.

“Return Notice” shall have the meaning specified in Section 7.2.

“Riverside” shall mean Riverside Fund II, L.P.

“Sale of the Company” shall have the meaning specified in Section 8.1.

“SEC” shall have the meaning specified in Section 6.1.

“Second Senior Preferred Units” shall mean Units having the characteristics and attributes assigned to Second Senior Preferred Units in this Agreement.

“Second Senior Preferred Unit Return” shall have the meaning specified in Section 5.2.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Preferred Return” shall have the meaning specified in Section 5.2.

“Seubert” shall have the meaning specified in the preamble.

“Snow” shall have the meaning specified in the preamble.

“Special Tax Item” shall have the meaning specified in Section 5.1.

“Stewart” shall have the meaning specified in the preamble.

“Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which the Company, directly or indirectly, holds a majority of the voting stock or voting power, or a majority of the capital, profits or other economic interests therein.

“Target Amount” shall have the meaning specified in Section 4.2.

“Tax Item” shall have the meaning specified in Section 4.2.

“transfer” shall have the meaning specified in Section 7.1.

“Transferring Member” shall have the meaning specified in Section 7.2.

“Unit” shall mean any Second Senior Preferred Unit (including the Second Senior Preferred Unit Return), Preferred Unit, Common Unit, Common Incentive Unit or Preferred Incentive Unit or other class or series of Unit (or other limited liability company interest) in the Company outstanding from time to time.

“Unit Equivalents” shall mean any Unit or other equity interest or security convertible into or exercisable or exchangeable for Units or any right, warrant or option to acquire Units or such convertible or exchangeable Units, equity interests or securities.

(Signature Pages Follow)

IN WITNESS WHEREOF, the Company and the other parties hereto have executed this Agreement as of the date first above written.

AP STOCK COMPANY

By	Donald B. Snow	V.P.
(title)

/s/ Donald B. Snow
Donald Snow

The undersigned spouse of Donald Snow is aware of the contents of the foregoing agreement and hereby consents to it on behalf of her marital community.

/s/ Lilyan S. Snow
Name:

/s/ Ronald Seubert
Ronald Seubert

The undersigned spouse of Ronald Seubert is aware of the contents of the foregoing agreement and hereby consents to it on behalf of her marital community.

/s/ Sara Zastrow-Seubert
Name:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

/s/ John P. Stewart
John Stewart

The undersigned spouse of John Stewart is aware of the contents of the foregoing agreement and hereby consents to it on behalf of her marital community.

/s/ Florence G. Stewart
Name:

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

RIVERSIDE FUND II, L.P.

By	Riverside Partners II, LLC its general partner

By:	/s/ David Belluck
	David L. Belluck,	Manager

DRW VENTURE PARTNERS LP

By:	RBC Capital Investments Holdings (USA) Inc. its general partner

By:	/s/ Mary Zimmer
(Title)

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

LANDMARK CO-INVESTMENT PARTNERS IX, L.P.

By:	Landmark Partners IX, LLC Its General Partner
By:	Landmark Equity Advisors, LLC Its Managing Member

By:	/s/ Robert J. Shanfield
Robert J. Shanfield, Member

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

Worm Lund
(Print entity name, if applicable)

By	/s/ Worm Lund
Name	Worm Lund
Title	President Lund Engineering, Inc.

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

Ryan Sacco
(Print entity name, if applicable)

By	/s/ Ryan Sacco
Name	Ryan Sacco
Title

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

Joseph J. Victor Sr.
(Print entity name, if applicable)

By	/s/ Joseph J. Victor Sr.
Name	Joseph J. Victor Sr.
Title

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

(Print entity name, if applicable)

By	/s/ Joseph J. Victor Jr.
Name	Joseph J. Victor Jr.
Title	Sr. Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

(Print entity name, if applicable)

By	/s/ Amy S. Wagner
Name	Amy S. Wagner
Title

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

Philip P. Gutry
(Print entity name, if applicable)

By	/s/ Philip P. Gutry
Name
Title

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

MEMBER:

(Print entity name, if applicable)

By	/s/ Diane M. Huff
Name	Diane M. Huff
Title

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LIABILITY COMPANY AGREEMENT

OF APPLIED PRECISION HOLDINGS, LLC]

EXHIBIT A

Name and Address of Member

AP Stock Company

1040 12th Ave., N.W.

Issaquah, WA 98027-8929

Attn: Ronald Seubert

Riverside Fund II, L.P.

c/o Riverside Partners, Inc.

One Exeter Plaza

699 Boylston St.

Boston,	MA 02116

Attn: David Belluck

DRW Venture Partners LP

60 South 6th Street, 17th Floor

Minneapolis, MN 55407

Attention: Mary Zimmer

Landmark Co-Investment Partners IX, L.P.

10 Mill Pond Lane

Simsbury, CT 06070

Attention: Robert Shanfield

Philip A. Curatilo

11310 Long Meadow Drive

Glen Allen, VA 23059

Philip P. Gutry

1728 Spruce Street, #3R

Philadelphia, PA 19103

Diane M. Huff

2 Imperial Court

Westborough, MA 01581

Ryan Sacco

988 Memorial Drive, Apt. 385

Cambridge, MA 02138

Lund Engineering, Inc.

12600 Interurban Avenue South

Tukwila, Washington 98168

Attention: Gil Lund, P.E.

Joseph J. Victor, Sr.

450 W. Ames Lake Drive

Redmond, WA 98053

Joseph J. Victor, Jr.

10 Crescent Key

Bellevue, WA 98006

Amy S. Wagner

14135 175th Avenue NE

Redmond, WA 98052

EXHIBIT B

FULLY-DILUTED OWNERSHIP OF API

Name	Number of Shares	Ownership on a Fully-Diluted Basis
Ronald C. Seubert	10,106,000	33.56894%
Donald B. Snow	10,000,000	33.21553%
John P. Stewart	10,000,000	33.21553%
Issuable under 1997R Stock Option Plan	0	—
Issuable under 1999 Stock Option Plan	0	—
Issuable under 1999 Performance Incentive Stock Option Plan	0	—
Total issued and issuable	30,106,400	100.000%

EXHIBIT C

APLLC 2002 BUDGET

[Intentionally Omitted]

EXHIBIT D

DESCRIPTION OF BUSINESS

(a) Semiconductor manufacturing equipment and software: Probe card analyzers, probing process analysis tools and software, wafer probe mark inspection tools, probe card cleaning tools; wafer prober error compensation software and wafer probers;

(b) Life sciences equipment and software: Products and software in areas of fixed-cell and live-cell fluorescence imaging; restoration microscopy imaging; and optical scanning tools for the following areas: DNA arrays, protein arrays, GMO testing arrays, plant, animal and food testing arrays, and custom micro-arrays; and

(c) Precision motion control equipment and software: Micro-positioning actuators, micro-positioning hardware and micro-positioning software for optical fiber alignment, laser tuning, laser electro-optical laboratory test systems, automated pathology screening systems and automated gas flow valves and control systems.

EXHIBIT E

EXAMPLE OF DISTRIBUTIONS

[Intentionally Omitted]

EXHIBIT F

MEMBER REGISTER

as of March 31, 2005

First Senior Preferred

(not denominated in Units)

Name of Member	Capital Contribution	Date of Issuance
AP Stock Company	$5,600,000	1/18/2002	**

Second Senior Preferred Units

Name of Member	Capital Contribution	Number of Units	Date of Issuance
AP Stock Company	$10,000,000	10,000,000	1/17/2002	*

Preferred Units

Name of Member	Capital Contribution			Number of Preferred Units		Date of Issuance
Riverside Fund II, L.P.	$ $	13,500,000 1,000,000	***	11,500,000 1,000,000	***	1/18/2002 5/23/2003	**
Landmark Co-Investment Partners IX, L.P.		$0	***	2,000,000	***	7/19/2002	***
DRW Venture Partners LP		$500,000		500,000		1/17/2002	*
Philip S. Curatilo		$17,750		17,750		3/31/2003
Philip P. Gutry		$18,000		18,000		3/31/2003

Name of Member	Capital Contribution	Number of Preferred Units	Date of Issuance
Diane M. Huff	$5,000	5,000	3/31/2003
Ryan Sacco	$20,000	20,000	3/31/2003
Lund Engineering, Inc.	$50,000	50,000	5/5/2003
Joseph J. Victor, Sr.	$50,000	50,000	6/20/2003
Joseph J. Victor, Jr.	$40,000	40,000	1/16/2004
Amy S. Wagner	$25,000	25,000	3/17/2004

Common Units

Name of Member	Capital Contribution	Number of Common Units	Date of Issuance
AP Stock Company	$5,400,000	21,000,000	1/17/2002	*

*	Date of Company Contribution referred to in Investment Agreement.

**	Closing Date under Investment Agreement.

***	Riverside was issued 13,500,000 Preferred Units in connection with its Capital Contribution of $13,500,000 on the Closing Date pursuant to the terms of the Investment Agreement. On July 19, 2002, Riverside transferred 2,000,000 Preferred Units to Landmark. Pursuant to a Preferred Unit Transfer and Assignment Agreement dated as of July 19, 2002, the Preferred Units so transferred to Landmark do not include the right to receive $259,000 of return thereon (which is the amount that would have accrued on the Transferred Units had sufficient profits been generated by APHLLC to the date of transfer), nor any return that may accrue and be compounded thereon until distributed in accordance with Section 5.2 of the LLC Agreement; the right to receive such amounts to remain with, and such distribution to be made directly to, Riverside.

EXHIBIT G

REPAYMENT OF INDEBTEDNESS

API loaned the Company $225,000 on October 31, 2002, all of which remains outstanding. The loan bears interest at the rate of 8% and has a maturity date of September 30, 2006. As of February 28, 2005, the accrued and unpaid interest on this loan was $32,125. No principal payments have been made.

For the avoidance of doubt, the parties also acknowledge that as of the date of this Agreement the Company has borrowed the amounts described below from affiliates of the Company and the Company currently anticipates repaying such amounts then outstanding when the obligations described in Section 9.2 are repaid.

Lakeside Management Financial.

•	On February 28, 2003 the Company borrowed $522,215 from Lakeside Management Financial, LLC (“Lakeside Management”). As amended on April 23, 2004, this loan bears interest at nine percent (9%), payable monthly in arrears, and the principal is payable in twenty-four equal monthly payments of $20,085, with the remaining principal balance becoming due and payable on April 1, 2005. As of February 28, 2005, the principal balance of the loan was $60,256 and the accrued and unpaid interest on this loan was $467. Payments due on February 1st and March 1st were made on March 15, 2005. Each payment consisted of principal of $20,085 and interest for one month.

•	On February 12, 2004 the Company borrowed an additional $150,000 from Lakeside Management, which bears interest at twelve percent (12%) and is payable in 24 monthly installments. As of February 28, 2005, the principal balance was $81,250, and the accrued and unpaid interest on this loan was $748. Payments due on February 1st and March 1st were made on March 15, 2005. Each payment consisted of principal of $6,250 and interest for one month.

•	On February 22, 2005 the Company borrowed an additional $150,000 from Lakeside Management, which bears interest at twelve percent (12%) and is payable in 24 monthly installments. The first payment on this loan is due May 1, 2005.

•	On February 24, 2005 the Company borrowed an additional $100,000 from Lakeside Management, which bears interest at twelve percent (12%) and is payable in 24 monthly installments. The first payment on this loan is due May 1, 2005.

•	On March 31, 2005 the Company borrowed an additional $110,000 from Lakeside Management, which bears interest at twelve percent (12%) and is payable in 24 monthly installments. The first payment on this loan is due May 1, 2005.

•	Lakeside Management’s members are Ronald C. Seubert (the Company’s Chief Executive Officer), Don Snow (the Company’s Vice President for Special Projects), Bruce Holdren (the Company’s Vice President and Chief Financial Officer), Joseph Ahladis (the Company’s Senior Vice President, Semiconductor Division), Joseph J. Victor, Jr. (the Company’s Senior Vice President, Life Sciences, PMC Division) and Phil Gutry (an associate at Riverside). Mr. Seubert currently accounts for 64% of the total capital of Lakeside Management.

Ron Seubert

•	On March 31, 2003 the Company borrowed $300,000 from Ron Seubert. The loan bears interest at the rate of 9% and has a maturity date of September 30, 2006. As of February 28, 2005, the accrued and unpaid interest on this loan was $2,250. No principal payments have been made.